SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. 1)

Longtop Financial Technologies Limited
(Name of Issuer)

Ordinary Shares, $0.01 par value per share
(Title of Class of Securities)

54318P108
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 19 Pages
Exhibit Index Contained on Page 18

CUSIP NO. 54318P108	13 G	Page 2 of 19

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Private Investment Partners III, L.P. (“Tiger PIP III”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

516,714 shares (represented by 516,714 American Depositary Shares, which may be exchanged into ordinary shares), except that Tiger Global PIP Performance III, L.P. (“Tiger Performance III”), the general partner of Tiger PIP III, Tiger Global PIP Management III, Ltd. (“Tiger Management III”), the general partner of Tiger Performance III, and Tiger Global Management, LLC (“Tiger Management”), the investment manager of Tiger PIP III, may be deemed to have sole voting power with respect to such shares, and Charles P. Coleman III (“Coleman”), the director of Tiger Management III and managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

516,714 shares (represented by 516,714 American Depositary Shares, which may be exchanged into ordinary shares), except that Tiger Performance III, the general partner of Tiger PIP III, Tiger Management III, the general partner of Tiger Performance III, and Tiger Management, the investment manager of Tiger PIP III, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Management III and managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		516,714

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.9%

12	TYPE OF REPORTING PERSON (See Instructions)	PN

CUSIP NO. 54318P108	13 G	Page 3 of 19

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global PIP Performance III, L.P. (“Tiger Performance III”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

516,714 shares (represented by 516,714 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP III. Tiger Performance III, the general partner of Tiger PIP III, Tiger Management III, the general partner of Tiger Performance III, Tiger Management, the investment manager of Tiger PIP III, and Coleman, the director of Tiger Management III and the managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

516,714 shares (represented by 516,714 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP III. Tiger Performance III, the general partner of Tiger PIP III, Tiger Management III, the general partner of Tiger Performance III, Tiger Management, the investment manager of Tiger PIP III, and Coleman, the director of Tiger Management III and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		516,714

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.9%

12	TYPE OF REPORTING PERSON (See Instructions)	PN

CUSIP NO. 54318P108	13 G	Page 4 of 19

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global PIP Management III, Ltd. (“Tiger Management III”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

516,714 shares (represented by 516,714 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP III. Tiger Performance III, the general partner of Tiger PIP III, Tiger Management III, the general partner of Tiger Performance III, Tiger Management, the investment manager of Tiger PIP III, and Coleman, the director of Tiger Management III and the managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

516,714 shares (represented by 516,714 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP III. Tiger Performance III, the general partner of Tiger PIP III, Tiger Management III, the general partner of Tiger Performance III, Tiger Management, the investment manager of Tiger PIP III, and Coleman, the director of Tiger Management III and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		516,714

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.9%

12	TYPE OF REPORTING PERSON (See Instructions)	CO

CUSIP NO. 54318P108	13 G	Page 5 of 19

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Private Investment Partners IV, L.P. (“Tiger PIP IV”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

321,277 shares (represented by 321,277 American Depositary Shares, which may be exchanged into ordinary shares), except that Tiger Global PIP Performance IV, L.P. (“Tiger Performance IV”), the general partner of Tiger PIP IV, Tiger Global PIP Management IV, Ltd. (“Tiger Management IV”), the general partner of Tiger Performance IV, and Tiger Management, the investment manager of Tiger PIP IV, may be deemed to have sole voting power with respect to such shares, and Coleman, the director of Tiger Management IV and managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

321,277 shares (represented by 321,277 American Depositary Shares, which may be exchanged into ordinary shares), except that Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, and Tiger Management, the investment manager of Tiger PIP IV, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Management IV and managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		321,277

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.6%

12	TYPE OF REPORTING PERSON (See Instructions)	PN

CUSIP NO. 54318P108	13 G	Page 6 of 19

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global PIP Performance IV, L.P. (“Tiger Performance IV”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

321,277 shares (represented by 321,277 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP IV. Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, Tiger Management, the investment manager of Tiger PIP IV, and Coleman, the director of Tiger Management IV and the managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

321,277 shares (represented by 321,277 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP IV. Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, Tiger Management, the investment manager of Tiger PIP IV, and Coleman, the director of Tiger Management IV and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		321,277

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.6%

12	TYPE OF REPORTING PERSON (See Instructions)	PN

CUSIP NO. 54318P108	13 G	Page 7 of 19

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global PIP Management IV, Ltd. (“Tiger Management IV”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

321,277 shares (represented by 321,277 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP IV. Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, Tiger Management, the investment manager of Tiger PIP IV, and Coleman, the director of Tiger Management IV and the managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

321,277 shares (represented by 321,277 American Depositary Shares, which may be exchanged into ordinary shares), all of which are directly owned by Tiger PIP IV. Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, Tiger Management, the investment manager of Tiger PIP IV, and Coleman, the director of Tiger Management IV and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		321,277

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.6%

12	TYPE OF REPORTING PERSON (See Instructions)	CO

CUSIP NO. 54318P108	13 G	Page 8 of 19

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global, L.P. (“Tiger Global”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

952,153 shares (represented by 952,153 American Depositary Shares, which may be exchanged into ordinary shares), except that each of Tiger Global Performance, LLC (“Tiger Global Performance”), the general partner of Tiger Global, and Tiger Management, the investment manager of Tiger Global, may be deemed to have sole voting power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

952,153 shares (represented by 952,153 American Depositary Shares, which may be exchanged into ordinary shares), except that each of Tiger Global Performance, the general partner of Tiger Global, and Tiger Management, the investment manager of Tiger Global, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		952,153

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	1.7%

12	TYPE OF REPORTING PERSON (See Instructions)	PN

CUSIP NO. 54318P108	13 G	Page 9 of 19

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global II, L.P. (“Tiger Global II”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

39,136 shares (represented by 39,136 American Depositary Shares, which may be exchanged into ordinary shares), except that each of Tiger Global Performance, the general partner of Tiger Global II, and Tiger Management, the investment manager of Tiger Global II, may be deemed to have sole voting power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

39,136 shares (represented by 39,136 American Depositary Shares, which may be exchanged into ordinary shares), except that each of Tiger Global Performance, the general partner of Tiger Global II, and Tiger Management, the investment manager of Tiger Global II, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		39,136

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.1%

12	TYPE OF REPORTING PERSON (See Instructions)	PN

CUSIP NO. 54318P108	13 G	Page 10 of 19

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Master Fund, L.P. (“TGMF”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

757,723 shares (represented by 757,723 American Depositary Shares, which may be exchanged into ordinary shares), except that Tiger Management, the investment manager of TGMF, may be deemed to have sole voting power with respect to such shares, Tiger Global Performance, the general partner of TGMF, may be deemed to have sole voting power with respect to such shares, and Coleman, the managing member of each of Tiger Management and Tiger Global Performance, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

757,723 shares (represented by 757,723 American Depositary Shares, which may be exchanged into ordinary shares), except that Tiger Management, the investment manager of TGMF, may be deemed to have sole dispositive power with respect to such shares, Tiger Global Performance, the general partner of TGMF, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Management and Tiger Global Performance, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		757,723

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	1.3%

12	TYPE OF REPORTING PERSON (See Instructions)	PN

CUSIP NO. 54318P108	13 G	Page 11 of 19

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Performance, LLC (“Tiger Global Performance”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

1,749,012 shares (represented by 1,749,012 American Depositary Shares, which may be exchanged into ordinary shares), of which 952,153 (represented by 952,153 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global, 39,136 (represented by 39,136 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global II, and 757,723 (represented by 757,723 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by TGMF. Tiger Global Performance is the general partner of each of Tiger Global, Tiger Global II and TGMF and may be deemed to have sole voting power with respect to such shares, Tiger Management is the investment manager of each of Tiger Global, Tiger Global II and TGMF and may be deemed to have sole voting power with respect to such shares and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

1,749,012 shares (represented by 1,749,012 American Depositary Shares, which may be exchanged into ordinary shares), of which 952,153 (represented by 952,153 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global, 39,136 (represented by 39,136 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global II, and 757,723 (represented by 757,723 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by TGMF. Tiger Global Performance is the general partner of each of Tiger Global, Tiger Global II and TGMF and may be deemed to have sole dispositive power with respect to such shares, Tiger Management is the investment manager of each of Tiger Global, Tiger Global II and TGMF and may be deemed to have sole dispositive power with respect to such shares and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		1,749,012

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	3.1%

12	TYPE OF REPORTING PERSON (See Instructions)	OO

CUSIP NO. 54318P108	13 G	Page 12 of 19

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Management, LLC (“Tiger Management”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

2,586,953 shares (represented by 2,586,953 American Depositary Shares, which may be exchanged into ordinary shares), of which 516,714 (represented by 516,714 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP III, 321,227 (represented by 321,227 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP IV, 952,153 (represented by 952,153 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global, 39,136 (represented by 39,136 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global II and 757,723 (represented by 757,723 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by TGMF. Tiger Management is the investment manager of each of Tiger PIP III, Tiger PIP IV, Tiger Global, Tiger Global II and TGMF and may be deemed to have sole voting power with respect to such shares. Tiger Performance III, the general partner of Tiger PIP III, and Tiger Management III, the general partner of Tiger Performance III, may be deemed to have sole voting power with respect to such shares directly owned by Tiger PIP III. Tiger Performance IV, the general partner of Tiger PIP IV, and Tiger Management IV, the general partner of Tiger Performance IV, may be deemed to have sole voting power with respect to such shares directly owned by Tiger PIP IV. Tiger Global Performance, the general partner of each of Tiger Global, Tiger Global II and TGMF, may be deemed to have sole voting power with respect to such shares directly owned by such entities. Coleman, the managing member of each of Tiger Management and Tiger Global Performance and the director of Tiger Management III and Tiger Management IV, may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5.

	7	SOLE DISPOSITIVE POWER

2,586,953 shares (represented by 2,586,953 American Depositary Shares, which may be exchanged into ordinary shares), of which 516,714 (represented by 516,714 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP III, 321,227 (represented by 321,227 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP IV, 952,153 (represented by 952,153 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global, 39,136 (represented by 39,136 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global II and 757,723 (represented by 757,723 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by TGMF. Tiger Management is the investment manager of each of Tiger PIP III, Tiger PIP IV, Tiger Global, Tiger Global II and TGMF and may be deemed to have sole dispositive power with respect to such shares. Tiger Performance III, the general partner of Tiger PIP III, and Tiger Management III, the general partner of Tiger Performance III, may be deemed to have sole dispositive power with respect to such shares directly owned by Tiger PIP III. Tiger Performance IV, the general partner of Tiger PIP IV, and Tiger Management IV, the general partner of Tiger Performance IV, may be deemed to have sole dispositive power with respect to such shares directly owned by Tiger PIP IV. Tiger Global Performance, the general partner of each of Tiger Global, Tiger Global II and TGMF, may be deemed to have sole dispositive power with respect to such shares directly owned by such entities. Coleman, the managing member of each of Tiger Management and Tiger Global Performance and the director of Tiger Management III and Tiger Management IV, may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		2,586,953

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	4.6%

12	TYPE OF REPORTING PERSON (See Instructions)	OO

CUSIP NO. 54318P108	13 G	Page 13 of 19

1		NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Charles P. Coleman III (“Coleman”)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

2,586,953 shares (represented by 2,586,953 American Depositary Shares, which may be exchanged into ordinary shares), of which 516,714 (represented by 516,714 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP III, 321,227 (represented by 321,227 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP IV, 952,153 (represented by 952,153 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global, 39,136 (represented by 39,136 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global II and 757,723 (represented by 757,723 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by TGMF. Coleman is the managing member of each of Tiger Global Performance (the general partner of each of Tiger Global, Tiger Global II and TGMF) and Tiger Management (the investment manager of each of Tiger PIP III, Tiger PIP IV, Tiger Global, Tiger Global II and TGMF), and the director of Tiger Management III (the general partner of Tiger Performance III) and Tiger Management IV (the general partner of Tiger Performance IV) and may be deemed to have sole voting power with respect to such shares.

	6	SHARED VOTING POWER
See response to row 5

	7	SOLE DISPOSITIVE POWER

2,586,953 shares (represented by 2,586,953 American Depositary Shares, which may be exchanged into ordinary shares), of which 516,714 (represented by 516,714 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP III, 321,227 (represented by 321,227 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger PIP IV, 952,153 (represented by 952,153 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global, 39,136 (represented by 39,136 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by Tiger Global II and 757,723 (represented by 757,723 American Depositary Shares, which may be exchanged into ordinary shares) are directly owned by TGMF. Coleman is the managing member of each of Tiger Global Performance (the general partner of each of Tiger Global, Tiger Global II and TGMF) and Tiger Management (the investment manager of each of Tiger PIP III, Tiger PIP IV, Tiger Global, Tiger Global II and TGMF), and the director of Tiger Management III (the general partner of Tiger Performance III) and Tiger Management IV (the general partner of Tiger Performance IV) and may be deemed to have sole dispositive power with respect to such shares.

	8	SHARED DISPOSITIVE POWER
See response to row 7.

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON		2,586,953

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	4.6%

12	TYPE OF REPORTING PERSON (See Instructions)	IN

CUSIP NO. 54318P108	13 G	Page 14 of 19

This Amendment No. 1 amends the Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 by Tiger Global Management, L.L.C., a Delaware limited liability company, Tiger Global Private Investment Partners III, L.P., a Cayman Islands Exempted Limited Partnership, Tiger Global PIP Performance III, L.P., a Cayman Islands Exempted Limited Partnership, Tiger Global PIP Management III, Ltd., a Cayman Islands Exempted Company, Tiger Global Private Investment Partners IV, L.P., a Cayman Islands Exempted Limited Partnership, Tiger Global PIP Performance IV, L.P., a Cayman Islands Exempted Limited Partnership, Tiger Global PIP Management IV, Ltd., a Cayman Islands Exempted Company, Tiger Global II, L.P., a Delaware limited partnership, Tiger Global, L.P., a Delaware limited partnership, Tiger Global Performance, L.L.C., a Delaware limited liability company, Tiger Global Master Fund, L.P., a Cayman Islands Exempted Limited Partnership, and Charles P. Coleman III. The foregoing entities and individual are collectively referred to as the “Reporting Persons.” Only those items as to which there has been a change are included in this Amendment No. 1.

ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

	(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii) Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following:          ☒

CUSIP NO. 54318P108	13 G	Page 15 of 19

SIGNATURES

                              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011

Tiger Global Private Investment Partners III, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Performance III, L.P.	Signature
Its General Partner
By Tiger Global PIP Management III, Ltd.	Charles P. Coleman III
Its General Partner	Director

Tiger Global PIP Performance III, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Management III, Ltd.	Signature
Its General Partner
Charles P. Coleman III
Director

Tiger Global PIP Management III, Ltd.	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Director

Tiger Global Private Investment Partners IV, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Performance IV, L.P.	Signature
Its General Partner
By Tiger Global PIP Management IV, Ltd.	Charles P. Coleman III
Its General Partner	Director

Tiger Global PIP Performance IV, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Management IV, Ltd.	Signature
Its General Partner
Charles P. Coleman III
Director

Tiger Global PIP Management IV, Ltd.	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Director

CUSIP NO. 54318P108	13 G	Page 16 of 19

Tiger Global, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global II, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global Master Fund, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global Performance, LLC	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Managing Member

Tiger Global Management, LLC	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Managing Member

Charles P. Coleman III	/s/ Charles P. Coleman III
Signature

CUSIP NO. 54318P108	13 G	Page 17 of 19

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP NO. 54318P108	13 G	Page 18 of 19

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page

Exhibit A: Agreement of Joint Filing	19

CUSIP NO. 54318P108	13 G	Page 19 of 19

EXHIBIT A

Agreement of Joint Filing

                              The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of Longtop Financial Technologies Limited shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.